EXHIBIT 99.1
February 17, 2009
FOR IMMEDIATE RELEASE

Doral Financial Corporation Announces the Appointment of
Two New Members to its Board of Directors
San Juan, Puerto Rico— Doral Financial Corporation (NYSE: DRL), a diversified financial services company, today announced that Douglas Jacobs and Mark Kleinman have been appointed as members of its Board of Directors.
“Both Mr. Jacob’s and Mr. Kleinman’s appointments are key additions to the Company’s Board of Directors. Both gentlemen will contribute valuable treasury and capital market experience that will strengthen our business,” said Glen R. Wakeman, president and CEO of Doral Financial Corporation.
Mr. Jacobs will serve on the Board’s Audit, Dividend, and Risk Policy Committees, serving as chair of the latter. A self-employed investor since 2003, Jacobs also served as executive vice president and treasurer for FleetBoston Financial Group prior to joining Doral’s Board. Mr. Jacob’s has been a director at ACA Capital Holdings, Inc., Fortress Investment Group LLC, and Hanover Capital Mortgage Holdings, Inc. He holds a B.A. from Amherst College and a Master’s from the Wharton School of Business at the University of Pennsylvania.
Mr. Kleinman will serve as a member of the Audit, Compensation, and Nomination and Corporate Governance Committees. Mr. Kleinman has been a senior managing director at Marathon Asset Management since June 2008. Prior to joining Marathon, Mr. Kleinman served as a board member of J.P. Morgan Securities, Inc. and as treasurer for J.P. Morgan Chase, undertaking global responsibility for areas such as funding, liquidity, and capital, among others.

Mr. Kleinman also served as managing director and treasurer of the Global Corporate and Investment Bank at Citigroup, and held a position as executive vice president and treasurer of Salomon Smith Barney, a unit of the Travelers Group.
He holds a Bachelor of Architecture and Bachelor of Science from City University of New York, a Master’s in Architecture from Harvard University, and an M.B.A. from Columbia University.
Doral Financial Corporation announced the resignations of Ramesh N. Shah and Michael O’Hanlon from the Company’s Board of Directors.
Contact:
Lucienne Gigante
vp, public relations
787.474.6298
Lucienne.gigante@doralfinancial.com